Pannell Kerr Forster

ITEM 19 EXHIBIT 15 (a) A

CONSENT OF INDEPENDENT AUDITORS

Board of Directors

BCM Resources Corporation (formerly BC Moly Ltd.)

We consent to the use in the Registration Statement of BCM Resources Corporation (formerly BC Moly Ltd.) (an exploration stage company) on form 20-F, dated January 29, 2008, of our report date November 17, 2006 on the balance sheets of BCM Resources Corporation (formely BC Moly Ltd.) (an exploration stage company) as at August 31, 2006 and 2005, and the related statements of operations and deficit and cash flows for the year ended August 31, 2006, the initial 198-day period ended August 31, 2005 and cumulative from incorporation on February 15, 2005 to August 31, 2006.

In addition, we consent to the reference to us under Item 10 G “Statements by Experts” in the Registration Statement.

/s/ Pannell Kerr Forster

Chartered Accountants

Vancouver, Canada

January 30, 2008